Shiloh Industries Reports 2008 Earnings of $0.41 per Diluted Share

VALLEY CITY, OH -- 12/18/2008 -- Shiloh Industries, Inc. (NASDAQ: SHLO) reported earnings for the year ended October 31, 2008 of $6.8 million, or $0.41 per diluted share, compared to fiscal 2007 earnings of $9.6 million, or $0.58 per diluted share. In the fourth quarter of 2008, earnings were $0.3 million, or $0.01 per diluted share compared net income of $4.3 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2007.

Fourth Quarter Highlights

Sales for the fourth quarter ended October 31, 2008 decreased 23.2% to $118.2 million from $153.9 million in the fourth quarter of fiscal 2007. The Company's sales for the quarter were severely impacted by a 24% decrease in the production of the traditional domestic automotive manufacturers and a 12% reduction in the production of the new domestic automotive manufacturers. Overall auto industry production declined 19.4%, with the biggest decline in the months of September and October.

For the fourth quarter of fiscal 2008, the Company reported operating income of $2.4 million, compared to operating income in the fourth quarter of fiscal 2007 of $9.4 million. Operating income declined on the significant reduction in the volume of sales and a shift in product mix during the quarter. These unfavorable factors were offset by reduced manufacturing expenses. The Company reacted timely to control variable costs in response to customers' reduced production schedules and variable manufacturing expenses decreased by 23.7% in the fourth quarter of fiscal 2008, compared to the prior year fourth quarter.

Selling, general and administrative expenses of $6.5 million in the fourth quarter of fiscal 2008 were $1.5 million less than the similar period in the prior year. Resolution of a legal matter for less than the estimated exposure was primarily responsible for the favorable variance. Partially offsetting the impact of the legal matter were costs related to additional pension expense and severance costs related to a reduction in force. Interest expense decreased from the prior year due to decreases in the interest rates as compared to the prior year and a lower level of average borrowed funds during the fourth quarter.

Year to Date Results

Sales for the fiscal year ended October 31, 2008 were $507.9 million, a decrease of $82.5 million, or 14.0% from sales of $590.4 million for fiscal 2007. The sales decrease in fiscal 2008 reflects the effects of the American Axle strike on the Company's largest customer in the second and third quarters of fiscal 2008 and the effect of overall industry-wide lower automotive production in the third and fourth quarters of fiscal 2008. For the year, automotive industry production is 12.2% lower than fiscal 2007 production. Sales were also lower as a result of reduced demand of the heavy truck and lawn and garden markets, due to the overall economic slowdown.

For fiscal 2008, operating income declined to $16.9 million compared to $24.1 million in fiscal 2007. Operating income for fiscal 2008 decreased as a result of the reduced sales volume and increased material content of sales, offset by the decreased variable manufacturing expenses. Beginning in the second quarter, with the reduction of production volumes due to the disruption from the American Axle-GM work stoppage, the Company reacted aggressively to contain variable manufacturing expenses, which we maintained and intensified through the end of the year, resulting in savings of 19.8%. Operating income was 3.3% of sales in fiscal 2008 compared to 4.1% in fiscal 2007.

Selling, general and administrative expenses in fiscal 2008 were $26.9 million, or 5.3% of sales, compared to $32.8 million, or 5.6% of sales, in fiscal 2007. Selling, general and administrative expenses declined as a result of reduced personnel related costs and reduced reserve requirements for legal matters. Partially offsetting the impact of the legal matter were costs related to additional pension expense and severance costs related to a reduction in force. Interest expense decreased due to lower interest rates and a reduced level of average borrowed funds in fiscal 2008 compared to fiscal 2007.

In commenting on the fourth quarter and fiscal 2008 results, Theodore K. Zampetis, President and CEO, said, "Our fiscal year 2008 has proven to be the most challenging year that we have faced in the automotive industry. We responded quickly to lower our break-even cost and align our cost structure with our customers' production schedules as they declined in the final months of the fiscal year. Automotive sales of several of our customers in the consumer marketplace dropped by 30% to 45% from year ago levels, particularly in September and October, affecting both domestic and foreign based automotive manufacturers.

"While we adjusted our operating levels, we have continued to emphasize our business development efforts and value analysis -- value engineering programs that contribute substantial cost savings to our customers and result in new business opportunities in the near term and beyond.

"During fiscal 2008, we continued our emphasis on cash generation and debt reduction. Borrowings at year-end 2008 were $71 million, which is $5 million less than a year ago, including the repayment of the money borrowed to pay the $16.4 million special dividend issued to our shareholders in March of this year. We also have in place a new $120 million credit agreement that extends to 2013 and this agreement, which was entered in advance of the financial turmoil that occurred in the marketplace in the fourth quarter of our fiscal year, provides the Company with stable funding at interest rates favorable to that which are available today.

"Capital spending for fiscal 2008 was $8.7 million and for fiscal 2009, we plan to limit investments to new programs, optimization of capacity and essential items, such as environmental health and safety projects.

"Fiscal 2009 is expected to be even more challenging than 2008. In view of this expectation we are reducing our break even point to levels of austerity, while focusing sharply on new product introductions, new sales and business development opportunities, and on working capital management in order to generate positive cash flow for future investments and continued debt reduction.

"We look to 2009 with caution and we continue to monitor daily all of our customers' production schedules so that we can control our expenses and our cash position. The strength of our financial position and our ability to manage in the difficult days ahead will help insure our stability for the next year and beyond."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,200.

A conference call to discuss fourth quarter and year-end 2008 results will be held on December 18, 2008, at 11:00 a.m. (ET). To listen to the conference call, dial (877) 723-9520 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
                 (Amounts in thousands, except per share)

                                 Three months ended        Year ended
                                    October 31,           October 31,
                                  2008       2007       2008       2007
                                ---------  ---------- ---------  ----------
Revenues                        $ 118,169  $  153,884 $ 507,940  $  590,414
Cost of sales                     109,662     136,348   463,650     533,247
                                ---------  ---------- ---------  ----------
   Gross profit                     8,507      17,536    44,290      57,167
Selling, general and
 administrative expenses            6,498       7,993    26,924      32,801
Asset impairment charges, net        (382)        137       496         137
Restructuring charges                   -           -         -         100
                                ---------  ---------- ---------  ----------
   Operating income (loss)          2,391       9,406    16,870      24,129
Interest expense                    1,325       1,699     4,542       7,486
Interest income                        33          18        52          68
Other income (expense), net          (116)         52      (127)        374
                                ---------  ---------- ---------  ----------

   Income (loss) before income
    taxes                             983       7,777    12,253      17,085
Provision (benefit) for income
 taxes                                695       3,437     5,436       7,535
                                ---------  ---------- ---------  ----------
   Net income (loss)            $     288  $    4,340 $   6,817  $    9,550
                                =========  ========== =========  ==========

Earnings per share:

   Basic earnings per share
    available to common
    stockholders                $    0.02  $     0.27 $    0.42  $     0.58
   Basic weighted average
    number of common shares        16,356      16,355    16,356      16,348
                                =========  ========== =========  ==========

   Diluted earnings per share
    available to common
    stockholders                $    0.01  $     0.26 $    0.41  $     0.58
   Diluted weighted average
    number of common shares        16,470      16,481    16,477      16,481
                                =========  ========== =========  ==========

CONTACT:
Kevin Bagby
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600